Exhibit 5.1
[Letterhead of Holme Roberts & Owen LLP]
October 11, 2007
Molina Healthcare, Inc.
One Golden Shore Drive
Long Beach, CA 90802
Re: 3.75% Convertible Senior Notes due 2014
Ladies and Gentlemen:
     We have acted as counsel to Molina Healthcare, Inc., a Delaware corporation (the “Company”), in connection with (i) the preparation and filing of the Company’s final prospectus supplement, dated October 4, 2007 (the “Final Prospectus”), as transmitted to the Securities and Exchange Commission (the “SEC”) for filing on October 4, 2007, (a) related to the Company’s Registration Statement on Form S-3 (as amended, the “Registration Statement”) filed with the SEC under the Securities Act of 1933, as amended (the “Act”), on April 4, 2005 (File No. 333-123783), as amended on May 6, 2005 and November 23, 2005, and (b) supplementing the prospectus contained in Amendment No. 2 to the Registration Statement filed on November 23, 2005 (the “Preliminary Prospectus,” and, together with the Final Prospectus, collectively the “Prospectus”); and (ii) the offering and sale by the Company pursuant to the Prospectus of $200,000,000 in 3.75% Convertible Senior Notes due 2014 (the “Convertible Notes”) of the Company that are to be convertible into shares of common stock, par value $.001 per share, of the Company (the “Common Stock”). This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We did not represent the Company in connection with or participate in the preparation or filing of the Registration Statement (other than the Final Prospectus), but we did review the Registration Statement in connection with our participation in the preparation of the Final Prospectus and the preparation of this opinion.
     In connection with the Company’s preparation and filing of the Final Prospectus, we have examined originals or copies of all documents, corporate records or other writings that we consider relevant for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures on all original documents, the legal competency of each individual executing any such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as photocopies or electronic copies of originals. In making our examination of documents executed by parties other than the Company, we have further assumed that (i) all parties to the documents (except to the extent opined to herein) are validly existing and in good standing under the laws of all jurisdictions where they are conducting their businesses or are otherwise required to be so qualified, and have full power and authority and all necessary consents and approvals to execute, deliver and perform under such documents, (ii) all such documents have been duly authorized by all necessary corporate or other action on the part of the parties thereto (except to the extent opined to herein), have been duly executed by such parties and have been duly delivered by such parties and (iii) all such documents constitute the legal, valid and binding obligation of each party thereto enforceable against such party in accordance with its terms. In rendering the opinions set forth below, we have relied as to factual matters upon certificates, statements and representations of the Company, its officers and representatives and public officials and other sources believed by us to be responsible. We have not independently established the facts so relied upon. As to matters of fact not directly within our actual knowledge, we have relied upon certificates and other documents from public officials in certain jurisdictions.
     In connection with this opinion, we have examined the following documents:
     1. The Certificate of Incorporation of the Company, as amended to date, certified as of a recent date by an officer of the Company;
     2. The Bylaws of the Company, as amended to date, certified as of a recent date by an officer of the Company;
     3. The Indenture (the “Base Indenture”), between the Company and U.S. Bank National Association, as Trustee (the “Trustee”), dated as of October 11, 2007, and the First Supplemental Indenture (the “First Supplemental Indenture”), between the Company and the Trustee dated as of October 11, 2007 (the Base Indenture, as amended and supplemented by the First Supplemental Indenture, is referred to herein as the “Indenture”), incorporated by reference as exhibits to the Registration Statement, and the form of the Convertible Notes, which is an exhibit to the First Supplemental Indenture;
     4. The Prospectus;
     5. The Underwriting Agreement, dated October 4, 2007 (the “Underwriting Agreement”), between the Company and Citigroup Global Markets Inc. and UBS Securities LLC, for themselves and the other underwriters named therein (collectively, the “Underwriters”);
     6. Resolutions adopted by the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company approving the terms of the Convertible Notes, certified as of a recent date by an officer of the Company (the “Board Resolutions”);
     7. Such other records of the corporate proceedings of the Company that we considered necessary or appropriate for the purpose of rendering this opinion;
     8. Such other certificates and assurances from public officials, officers and representatives of the Company that we considered necessary or appropriate for the purpose of rendering this opinion; and
     9. Such other documents that we considered necessary or appropriate for the purpose of rendering this opinion.
     On the basis of the foregoing examination, our reliance thereon, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that (subject to compliance with the pertinent provisions of the Act and the Trust Indenture Act of 1939, as amended, and to compliance with such securities or “blue sky” laws of any jurisdiction as may be applicable, as to which we express no opinion):

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